Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-180479, 333-138304, and 333-170756) on Form S-3 and (No. 333-134822 and 333-181680) on Form S-8 of Condor Hospitality Trust, Inc. of our report dated December 7, 2015, with respect to the balance sheet of PHG College Park, LLC as of December 31, 2014, and the related statements of operations and members equity, and cash flows for the one-year period ended December 31, 2014 which appear in Form 8-K of Condor Hospitality Trust, Inc.

/s/ Brady Ware & Company

Brady Ware & Company

Atlanta, Georgia

December 16, 2015